Exhibit 99.1

Third Quarter 2016—Earnings Release and Dividend Declaration

FOR IMMEDIATE RELEASE

From:	Nicole Williams
Uwharrie Capital Corp
704-991-1276

Date:	October 19, 2016

Albemarle – Uwharrie Capital Corp and its subsidiary, Uwharrie Bank, reported consolidated total assets of $552.2 million at September 30, 2016, versus $532.2 million at December 31, 2015.

Net income for the nine-month period ended September 30, 2016, was $1.8 million versus $1.9 million for the same period in 2015. For the nine months, ended September 30, 2016, net income available to common shareholders was $1.3 million or $0.19 per share compared to $1.4 million or $0.20 per share for September 30, 2015. Net income available to common shareholders takes into consideration the payment of dividends on preferred stock issued by the Company. The difference in earnings for the nine-month period ending September 30, 2016 versus the same period ending 2015 reflects the additional allowance for loan and lease loss provision associated with the strong growth in the loan portfolio.

Net income for the three-month period ended September 30, 2016, was $540 thousand versus $561 thousand for the same period in 2015. For the three months, ended September 30, 2016, net income available to common shareholders was $391 thousand or $0.06 per share compared to $412 thousand or $0.06 per share for September 30, 2015.

On October 18, 2016, Uwharrie Capital Corp Board of Directors declared a 2% stock dividend to be paid to common stock shareholders on November 23, 2016.

Shareholders of Uwharrie Capital Corp, as of the record date November 9, 2016, will receive the dividend. Only whole shares of stock will be issued. Shareholders who hold stock certificates will receive a new certificate by mail, representing the 2% stock dividend shares. If the stock is held in brokerage accounts, shares will be electronically delivered directly to the appropriate accounts. If applicable, a check for payment of a fractional share may also be issued separately from the new stock certificate or deposited electronically.

Contact David Beaver, Chief Financial Officer at 704-991-1266 for further information.

About Uwharrie Capital Corp

Uwharrie Capital Corp offers a full range of financial solutions through Uwharrie Bank, Uwharrie Investment Advisors, and Uwharrie Bank Mortgage. Additional information on Uwharrie Capital Corp may be found at www.UwharrieCapitalCorp.com or by calling 704-982-4415.

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